303606.001(B&F)




      SECURITIES AND EXCHANGE COMMISSION
            WASHINGTON, D.C. 20549


                   FORM 8-K


                CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the
       Securities Exchange Act of 1934



               October 7, 1996
     Date of Report (Date of earliest event reported)


             INNOVUS CORPORATION
     (Exact name of Registrant as specified in its charter)


       Delaware               0-26790                    87-0461856
     (State or other     (Commission File              (IRS Employer
     jurisdiction of           Number)               Identification No.)
     Incorporation)


              2060 E. 2100 South
         Salt Lake City, Utah 84109
     (Address of principal executive offices)
                  (Zip Code)

                (801-463-8200)
     Registrant's telephone number, including area code)


     Item 5.  Other Events.

         On October 7, 1996, the Registrant completed a private placement (the "Placement") of 45,000 shares of Series C Convertible Preferred Stock ("Series C Preferred") for which it received $2,250,000 in gross proceeds. The Series C Preferred shares were sold via the Placement to institutional and other accredited investors. The Placement was made pursuant to Regulation D.

         The Certificate of Designation of Series C Convertible
     Preferred Stock of Innovus Corporation (the "Series C
     Designation") originally authorized 45,000 shares. The Series C Designation was subsequently amended to increase the authorization to 55,000 shares. The shares, each with a par value of $.001 and a stated value of $50.00, entitle the holder to cumulative dividends at the rate per share (as a percentage of the stated value of $50.00 per share) equal to five percent (5%) per annum and priority distribution rights in the event of a liquidation, dissolution or winding-up of the Registrant. The Series C Preferred is not entitled to a vote, except on matters for which Delaware law requires class voting. Holders of shares of Series C Preferred stock are also entitled to convert to common stock at a conversion price equal to the lesser of (a) the average per share market value of the common stock for the five (5) trading days immediately preceding the original issue date (i.e. $5.45 per share of common stock) or (b)
     75% of the average per share market value of the common stock for the five (5) trading days immediately preceding the conversion date. The conversion price may be reduced if the Registrant fails to file and obtain effectiveness of a registration statement for the underlying common stock issuable on conversion. The conversion rates are subject to additional adjustments in the event of recapitalizations, stock splits or similar events. The Registrant is entitled to require a conversion of the Series C Preferred at the conversion price set forth above after one year from the original issue date if certain conditions are satisfied. The Registrant is entitled to redeem the Series C Preferred, at then current market value of the underlying common stock, three years from the original issue date.

         In connection with the Placement, the holder of $1,005,000 of previously issued securities agreed to convert the securities into 20,100 shares of a newly authorized Series D Convertible Preferred Stock ("Series D Preferred"). The Series D Preferred shares also have a par value of $.001 and a stated value of $50.00. Like the Series C Preferred, the Series D Preferred entitle the holders to cumulative dividends at the rate per share (as a percentage of the stated value per share) equal to five percent (5%) per annum. The Series D Preferred shares have distribution rights in the event of a liquidation, dissolution or winding-up of the Registrant which are senior to the common stock, but junior to the Series C Preferred.
     The Series D Preferred is not entitled to a vote, except on matters for which Delaware law requires class voting. The Series D
     Preferred have a conversion price of $4.00 per share which is subject to adjustments in the event of recapitalizations, stock splits or similar events. The Registrant is entitled to require a conversion of the Series D Preferred at the conversion price set forth above after one year from the original issue date if certain conditions are satisfied. The Registrant is entitled to redeem the Series D Preferred, at its stated value plus accrued dividends, one year from the original issue date.

         The Series C Preferred are senior to the Series D Preferred in connection with the payment of dividends and distributions in the event of a liquidation, dissolution, or winding-up of the Registrant.

         The Registrant and the holder of the Series D Preferred further agreed as part of the transaction to allow the holder to acquire an additional 10,000 shares of Series C Preferred at the stated value of $50.00 per share.

         The Series C Preferred and the Series D Preferred are collectively convertible into a minimum of 755,837 shares of common stock. The ultimate number of shares issued upon conversion is subject to possible adjustment based on market and other factors.

         The Registrant has also announced that previously outstanding options held by certain founders of Registrant to purchase up to 408,750 shares have been surrendered or allowed to expire. The options had an exercise price of $.254 per share.

     Item 7.  Financial Statements and Exhibits

         The following exhibits are filed herewith:

         4.1  Certificate of Designation of Series C Convertible
                   Preferred Stock of Innovus Corporation.

         4.2 Certificate of Increase to the Certificate of Designation of Series C Convertible Preferred Stock of Innovus Corporation.

         4.3  Certificate of Designation of Series D Convertible
                   Preferred Stock of Innovus Corporation.

         4.4 Certificate of Correction to the Certificate of Designation of Series D Convertible Preferred Stock
                                      of Innovus Corporation.



                       SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     INNOVUS CORPORATION



     Date November ___, 1996

     By /s/
          David Mock
          Chief Financial Officer